SNET
We go beyond the call.

227 Church Street
New Haven, Connecticut  06506                           News Release




For further information, contact:  Bill Seekamp
                                 (203) 771-2136



                                                        November 22, 1994


       SNET SIGNIFICANTLY EXPANDS CELLULAR BUSINESS IN
                  BOSTON-NEW YORK CORRIDOR

     SNET (NYSE:SNG) announced today that it has reached

definitive agreements with Bell Atlantic Corporation

(NYSE:BEL) and NYNEX (NYSE:NYN)  to purchase certain

cellular properties that are within or contiguous to areas

already served by SNET Mobility.  The properties to be

purchased include all of Rhode Island and the New Bedford,

Massachusetts area now owned by Bell Atlantic as well as

NYNEX's ownership of 80 percent of the Pittsfield,

Massachusetts market and a 16.1 percent interest in a

cellular partnership currently 82.5 percent owned and

managed by SNET.

     The acquisition will add approximately 2.3 million

people - or POPs - to SNET's cellular service area for a

combined market covering a population of over 5.5 million

POPs, and increases SNET's POPs by 70 percent.  POPs is an

industry term referring to population of the cellular area

served.  Under the agreement, SNET Mobility will pay

approximately $450 million in cash for a combination of

controlled and minority interests.

          "With the purchase of these cellular properties,

we are seizing a unique opportunity to dramatically increase our presence in the fastest growing
segment of the telecommunications industry," said Daniel J.

Miglio, SNET Chairman and CEO.  "All of these properties are within or adjacent to cellular properties we already serve,

significantly expanding our position in the strategic New

York - Boston corridor.  We look forward to bringing our

high quality wireless communications service to an expanded

marketplace in one of the most communications-intensive

corridors in the world.  This acquisition improves the

economies of scale in our cellular business and it

strengthens our competitive position in the wireless

marketplace.  This represents an excellent business growth

opportunity for SNET and its investors and is consistent

with our overall business strategy of investing in key

growth areas of telecommunications including wireless, long

distance and the information superhighway we are building in

Connecticut called I-SNET."

     SNET Mobility currently serves an area consisting of

over 3.2 million POPs.  This area includes the metropolitan

areas of Hartford, Bridgeport, New Haven and New London,

Connecticut and Springfield, Massachusetts as well as the

rural service areas of Windham and Litchfield, Connecticut

and Franklin, Massachusetts.

    Closing of this transaction is subject to the

consummation by Bell Atlantic and NYNEX of their cellular

joint venture, the formation of which requires their sale of these properties.  It is also subject to approval by the

Federal Communications Commission and the US Department of

Justice.  In addition, the acquisition of the Pittsfield

property is subject to a right of first refusal by a third

party.

     SNET is an independent telecommunications company that

offers through its subsidiaries network and information-

management services and communications systems; in-state,

national and international long-distance

communications service; directory publishing and advertising services; and cellular mobile phone and paging services.

                        APPENDIX A

The final page of the News Release is entitled

"SNET Mobility Service Area" and contains two

graphics depicting geographical areas.  The states of Connecticut,

Massachusetts and Rhode Island are featured in one graphic.

Those areas in Connecticut and in the Springfield, Massachusetts corridor where SNET Mobility's current ownership interest

will increase are highlighted in diagonal stripes.

The to-be-acquired contiguous cellular properties not

currently served by SNET Mobility (Pittsfield and

New Bedford,  Massachusetts areas along with the

entire state of Rhode Island) are highlighted

in black.  The second graphic depicts the same information

as the first graphic and also outlines the east coast south to

Washington, D.C.